UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HYDROCARB ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	30-0420930
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

800 Gessner, Suite 375, Houston, Texas	77024
(Address of Principal Executive Offices)	(Zip Code)

Employee Stock and Stock Option Plan
(Full title of the plan)

Kent Watts, Chairman
800 Gessner, Suite 375, Houston, Texas 77024
(Name and address of agent for service)

(713) 970-1590
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☐ Accelerated filer

☐ Non-accelerated filer (Do not check if a smaller reporting company)	☒ Smaller reporting company

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price	aggregate offering	Amount of
Registered	to be registered	per share	price	Registration fee
	(1)	(2)	(2)
Common Stock	300,000 shares	$4.23	$1,269,000.00	$165.00

(1)    This registration statement on Form S-8 (the “Registration Statement”) relates to shares of common stock, par value $0.001 per share (the “Common Stock”), of Hydrocarb Energy Corporation (the “Registrant”) to be issued under the Employee Stock and Stock Option Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)   This estimate is made pursuant to Rule 457(h) and Rule 457(c) under the Securities Act solely for the purpose of determining the registration fee. It is not known how many shares will be issued under the Plan. The above calculation is based on the offering of 300,000 shares of Common Stock at a purchase price of $4.23 per share, which was the closing price of the Registrant’s Common Stock as reported on the OTCBB on June 24, 2014.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement (excluding any portions of such documents that may have been “furnished” but not “filed” for purposes of the Securities Exchange Act 1934, as amended (the “Exchange Act”)):

1.	The Registrant’s Annual Report on Form 10-K filed on November 12, 2013 for the fiscal year ended July 31, 2013;

2.	The Registrant’s Quarterly Reports on Form 10-Q filed on:

June 17, 2014 for the quarter ended April 30, 2014;
March 21, 2014 for the quarter ended January 31, 2014;
December 20, 2013 for the quarter ended October 31, 2013;

3.	The Registrant’s Current Reports on Form 8-K filed on

November 19, 2013, November 21, 2013; November  26, 2013; December 2, 2013; December 3, 2013; December 6, 2013; December 9, 2013; January 9, 2014; January 21, 2014; February 10, 2014; February 18, 2014; March 28, 2014; May 2, 2014; May 7, 2014 ; June 3, 2014; June 17, 2014;

4.	The Registrant’s Information Statement on Schedule 14C filed on January 3, 2014; and

5.	The description of the Registrant’s Common Stock under the heading Description of Securities Common Stock” contained in the Registration Statement on Form S-1 (Registration No. 333-163313) as originally filed by the Registrant with the Commission under the Securities Act on November 23, 2009, any reports filed that updated such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.	Interests of Named Experts and Counsel.

Our corporate secretary, Joel Seidner, Esq., owns 61,896 shares of common stock.  He may receive stock in this offering.

Item 6.	Indemnification of Directors and Officers.

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (the "NRS"), our articles of incorporation and our bylaws.

Nevada Revised Statutes

Section 78.7502 of the NRS provides as follows:

1.           A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2.           A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

3.           To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the NRS provides as follows:

1.           Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)        By the stockholders;

(b)        By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)        If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d)        If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2.           The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.

3.           The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a)        Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b)        Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Our Articles of Incorporation

Our articles of incorporation do not limit the automatic director immunity from liability under the NRS.

Our articles of incorporation further provide that, to the fullest extent permitted by NRS 78, a director or officer of the Corporation will not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, provided that this article will not eliminate or limit the liability of a director or officer for:

1.	acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

2.	the payment of dividends in violation of NRS 78.300.

Our Bylaws

Article VII of our bylaws provide the following indemnification provisions:

Section 1. Right to Indemnification. Each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent permitted by the laws of Nevada as the same exist or may hereafter be amended (but in the case of such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said laws permitted the corporation to provide prior to such amendment) against all costs, charges, expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement and amounts expended in seeking indemnification granted to such person under applicable law, this bylaw or any agreement with the corporation) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 2 of this Article, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was initiated or authorized by one or more members of the Board of Directors of the corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Nevada Revised Statutes, Chapter 78, so requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. In no event shall anything herein contained be so construed as to permit the Board to authorize payment of, or the corporation to pay, any amounts for any purpose where the director or officer was engaged in any action or activity known to him or her while so engaged to be unlawful, nor any action or activity constituting willful misfeasance, bad faith, gross negligence, or reckless disregard of his or her duties and obligations to the corporation and the stockholders. The rights set forth herein shall not be exclusive of other right to which any director or officer may be entitled as a matter of law. The corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

Section 2. Right of Claimant to Bring Suit. If a claim under Section 1 of this Article is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has failed to meet a standard of conduct which makes it permissible under Nevada law for the corporation to indemnify the claimant for the amount claimed. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is permissible in the circumstances because he or she has met such standard of conduct, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such standard of conduct, shall be a defense to the action or create a presumption that the claimant has failed to meet such standard of conduct.

Section 3. Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 4. Insurance. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under Nevada law.

Section 5. Expenses as a Witness. To the extent that any director, officer, employee or agent of the corporation is by reason of such position, or a position with another entity at the request of the corporation, a witness in any action, suit or proceeding, he or she shall be indemnified against all costs and expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith.

Section 6. Indemnity Agreements. The corporation may enter into indemnity agreements with the persons who are members of its Board of Directors from time to time, and with such officers, employees and agents as the Board may designate, such indemnity agreements to provide in substance that the corporation will indemnify such persons to the full extent contemplated by this Article.

Section 7. Effect of Amendment. Any amendment, repeal or modification of any provision of this Article VII by the stockholders and the directors of the corporation shall not adversely affect any right or protection of a director or other of the corporation existing at the time of the amendment, repeal or modification.

Item 8.	Exhibits

The following exhibits are filed as part of this Registration Statement:

5.1	Legal Opinion of Joel Seidner, Esq.

23.1	Consent of Independent Auditor

23.2	Consent of Joel Seidner, Esq. (contained in Exhibit 5.1 hereto).

Item 9.	Undertakings

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Houston, Texas on June 23, 2014

HYDROCARB ENERGY CORPORATION Date Signed June 23, 2014

By:	/s/ Kent P. Watts
Kent P. Watts
Executive Chairman of the Board

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature and Title	Date Signed

/s/ Kent P. Watts	June 23, 2014
Kent P. Watts
Director and
Executive Chairman of the Board

/s/ Christine P. Spencer	June 23, 2014
Christine P. Spencer
Chief Accounting Officer

/s/ Pasquale V. Scaturro	June 23, 2014
Pasquale V. Scaturro
Director and
Chief Executive Officer and Director

/s/ S. Chris Herndon	June 23, 2014
S. Chris Herndon
Director

/s/ Gregory M. Larberg	June 23, 2014
Gregory M. Larberg
Director

/s/ Paul C. Schillmoller	June 23, 2014
Paul C. Schillmoller
Director

Exhibit Index

5.1	Legal Opinion of Joel Seidner

23.1	Consent of Independent Auditor

23.2	Consent of Joel Seidner (contained in Exhibit 5.1 hereto).